Exhibit 99.1

News Release

Wabtec Reports 1Q EPS of 68 Cents, Up 3%;

Affirms 2009 Guidance Of Between $2.45-$2.75

WILMERDING, PA, April 22, 2009 – Wabtec Corporation (NYSE: WAB) today reported its 2009 first quarter results, including the following:

•	First quarter sales were $378 million, slightly lower than the year-ago quarter, as growth in the Transit Group partially offset lower sales in the Freight Group.

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Income from operations increased 4 percent to $55.7 million, or 14.7 percent of sales, compared to 14.1 percent in the year-ago quarter, due to benefits from the Wabtec Performance System and other cost-cutting initiatives.

•	Earnings per diluted share were 68 cents, up 3 percent compared to the year-ago quarter.

•	At March 31, 2009, the company had cash of $98 million and debt of $362 million.

•	During the quarter, Wabtec repurchased 290,000 shares of company stock for $7 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec affirmed its 2009 guidance for earnings per diluted share of between $2.45-$2.75, with sales now expected to be slightly down for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Wabtec posted good results in the first quarter, with transit remaining stable at a high level, which is partially offsetting difficult conditions in our freight rail markets. Our transit backlog gives us solid visibility in that segment through 2009, while the outlook in freight remains uncertain due to the weak global economy. In this environment, we will continue to focus on generating cash to invest prudently in our growth strategies, and on using the Wabtec Performance System to increase efficiencies and reduce costs.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a continued decrease in freight rail traffic or a decline in passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2009	First Quarter 2008
Net sales	$377,960	$383,327
Cost of sales	(271,475)	(278,112)

Gross profit	106,485	105,215
Gross profit as a % of Net Sales	28.2%	27.4%

Selling, general and administrative expenses	(38,787)	(40,445)
Engineering expenses	(10,559)	(9,981)
Amortization expense	(1,391)	(903)

Total operating expenses	(50,737)	(51,329)
Operating expenses as a % of Net Sales	13.4%	13.4%

Income from operations	55,748	53,886
Income from operations as a % of Net Sales	14.7%	14.1%

Interest (expense) income, net	(4,936)	(1,481)
Other (expense) income, net	389	(383)

Income from continuing operations before income taxes	51,201	52,022

Income tax expense	(18,535)	(19,509)

Effective tax rate	36.2%	37.5%

Income from continuing operations	32,666	32,513

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	(3)

Net income	$32,666	$32,510

Earnings Per Common Share Basic

Income from continuing operations	$0.68	$0.67
Income from discontinued operations	—	(0.00)
Net income	$0.68	$0.67

Diluted
Income from continuing operations	$0.68	$0.66
Income from discontinued operations	—	(0.00)
Net income	$0.68	$0.66

Weighted average shares outstanding
Basic	47,645	48,379

Diluted	48,131	49,037

Sales by Segment
Freight Group	$179,947	$191,766
Transit Group	198,013	191,561

Total	$377,960	$383,327